Exhibit 99.1

Hawthorn Bancshares Reports Fourth Quarter and Full Year 2020 Results

2020 Highlights

●	Net income of $14.3 million, or $2.20 per diluted share
●	Record pre-tax and pre-provision income of $23.3 million increased $2.2 million, or 10% from the prior year
●	Net interest margin, fully taxable equivalent ("FTE") of 3.48%
●	Return on average assets and equity of 0.88% and 11.71%, respectively

Fourth Quarter Highlights

●	Net income of $5.2 million, or $0.80 per diluted share
●	Net interest margin, fully taxable equivalent ("FTE") of 3.40%
●	Return on average assets and equity of 1.21% and 16.15%, respectively
●	Deposits increased $56.9 million, or 4.3%, compared to prior linked quarter

Jefferson City, MO — January 27, 2021 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $14.3 million, or $2.20 per diluted share, for the year ended December 31, 2020, compared to $16.1 million, or $2.47 per diluted share, for the prior year.

The Company reported net income of $5.2 million for the fourth quarter 2020, an increase of $0.2 million compared to the linked third quarter 2020 (“linked quarter”) and an increase of $1.1 million from the prior year quarter. Earnings per diluted share (“EPS”) was $0.80 for the fourth quarter 2020 compared to $0.77 and $0.62 for the linked quarter and prior year quarter, respectively. Net income and EPS for the current quarter increased from the linked quarter due to lower provision expense in the current quarter, offset by decreases in non-interest income and net interest income compared to the linked quarter, described in more detail below.

Cash dividends paid in 2020 of $0.48 per share increased $0.04 per share, or 9%, compared to $0.44 per share in 2019. The Company’s Board of Directors approved the Company’s quarterly dividend of $0.13 per common share for the first quarter of 2021, payable April 1, 2021 to shareholders as of record March 15, 2021.

Chairman David T. Turner commented, “We’re very excited to be moving forward into 2021 but before doing so completely we need to reflect on some of the more significant positive things we accomplished in what have been unprecedented times. The COVID-19 pandemic continued to challenge our customers and small business owners in the communities we served throughout 2020. Our bankers have responded very well through these troubling times, and we appreciate the trust and confidence our customers place in us as we journey together.

We assisted borrowers through numerous government-assisted lending programs, including the SBA Paycheck Protection Program (”PPP”) and the Main Street Lending Program (“MSLP”) to secure funding during the pandemic.

In the fourth quarter we found it prudent to move some of our borrower loan relationships most impacted by the pandemic to a non-accrual status, totaling approximately $30 million. We will continue to monitor and work closely with them as they manage through their particular challenges."

Turner continued, “Despite these challenges, we continued to deliver strong financial results in 2020. Our results in the fourth quarter surpassed what we felt were exceedingly strong results in the third quarter. For the full year 2020, we delivered $14.3 million in net income to our shareholders compared to $16.1 million in 2019. On a pre-tax pre-provision basis, we delivered $23.3 million in earnings in 2020; which is $2.2 million, or 10% higher than in 2019.

I’m very proud of each and every banker and all that we accomplished together. Unprecedented times call for unprecedented performance, and I saw that across every team in our bank in 2020.

Welcome 2021!”

Highlights

●	Earnings – Net income for the full year 2020 was $14.3 million and EPS was $2.20, compared to net income of $16.1 million and EPS of $2.47 for the prior year. Pre-tax and pre-provision income (“PTPP”) of $23.3 million for the full year increased $2.2 million, or 10%, from the prior year. Net income in the fourth quarter 2020 was $5.2 million and EPS was $0.80. PTPP of $6.7 million for the fourth quarter decreased $0.6 million, or 8% from the linked quarter, and increased $1.4 million, or 26%, from the fourth quarter 2019.
●	Net interest income and net interest margin – Net interest income for the full year 2020 was $53.3 million and net interest margin, on a FTE basis, was 3.48% compared to net interest income of $48.7 million and net interest margin of 3.51% for the prior year. Net interest income of $13.6 million for the fourth quarter 2020, decreased $0.3 million from the linked quarter, and increased $1.0 million from the fourth quarter 2019. Net interest margin, on a FTE basis, was 3.40% for the fourth quarter, a decrease from 3.50% for the linked quarter, and a reduction from 3.63% for the fourth quarter of 2019.
●	Loans – Loans held for investment increased by $7.8 million, or 0.6%, equal to $1.3 billion as of December 31, 2020 as compared to the linked quarter. Year-over-year, loans grew $118 million, or 10.1%, from $1.2 billion as of December 31, 2019. Year-over-year growth in loans was primarily due to an increase in commercial loans for customers who participated in the PPP.
●	Asset quality – Non-performing loans totaled $34.6 million at December 31, 2020, an increase of $28.8 million from $5.8 million at the end of the linked quarter primarily due to placing on non-accrual several loans described in more detail below. The allowance for loan losses to total loans was 1.41% at December 31, 2020, compared to 1.39% at September 30, 2020 and 1.07% at December 31, 2019.
●	Deposits – Total deposits increased by $56.9 million, or 4.3%, equal to $1.4 billion as of December 31, 2020 as compared to the linked quarter. Year-over-year deposits grew $197.1 million, or 16.6%, from $1.2 billion as of December 31, 2019.

●	Capital – Total shareholder’s equity was $130.6 million and the tangible common equity to tangible assets ratio was 7.53% at December 31, 2020 as compared to 7.45% and 7.71% from the linked quarter and fourth quarter of 2019, respectively. Regulatory capital ratios remain “well-capitalized”, with tier 1 leverage ratio of 10.19% and a total risk-based capital ratio of 14.97%.
●	Share Repurchase Program In the third quarter of 2020, the Company’s Board of Directors authorized the purchase of up to $2.5 million market value of the Company’s common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. As of December 31, 2020, $2.4 million remained for share repurchase pursuant to that authorization.

Net Interest Income and Net Interest Margin

Net interest income for the full year 2020 was $53.3 million and net interest margin was 3.48%, on a FTE basis, compared to net interest income of $48.7 million and net interest margin of 3.51% for the prior year. Net interest income of $13.6 million for the fourth quarter 2020, decreased $0.3 million from the linked quarter, and increased $1.0 million from the fourth quarter 2019. Net interest margin, on a FTE basis, was 3.40% for the fourth quarter, compared to 3.50% for the linked quarter, and 3.63% for the fourth quarter of 2019. Contributing to the decrease in net interest income compared to the linked quarter was the reversal of $1.1 million of interest income previously recorded on approximately $30 million of loans modified under the CARES Act which were moved to non-accrual in the fourth quarter. Also included in the fourth quarter results were $0.5 million in fees earned on loans associated with the government-sponsored Main Street Lending Program (”MSLP”). The increase in net interest income from the prior year quarter was driven primarily by a decrease in interest expense on deposits and borrowings.

Loans

Loans held for investment increased by $7.8 million, or 0.6%, to $1.3 billion as of December 31, 2020 as compared to the linked quarter and increased by $118 million, or 10.1%, from the prior year quarter. Growth in loans over the prior year quarter was primarily due to an increase in commercial loans for customers who participated in the PPP.

The yield earned on average loans held for investment was 4.53%, on a FTE basis, for the fourth quarter, compared to 4.66% for the linked quarter and 5.07% for the prior year quarter.

Asset Quality

Non-performing loans totaled $34.6 million at December 31, 2020, an increase of $28.8 million from $5.8 million at the end of the linked quarter, primarily due to placing on non-accrual several significant loans which had been previously modified in accordance with the CARES Act passed by Congress. Non-performing loans to total loans was 2.69% at December 31, 2020, and 0.45% and 0.43% at the end of the linked quarter and prior year quarter, respectively.

At December 31, 2020, $5.1 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $37.3 million, compared to $581,000 of the Company's allowance for loan losses allocated to impaired loans totaling $8.1 million at the end of the linked quarter. At December 31, 2020 management determined that $11.9 million, or 32%, of total impaired loans required no reserve allocation compared to $2.7 million, or 33%, of total impaired loans at the end of the linked quarter primarily due to adequate collateral values.

In the fourth quarter 2020, the Company had net loan charge-offs of $51,000 compared to net loan charge-offs of $58,000 in the linked quarter, and $1,000 of net loan charge-offs in the prior year quarter. The Company recorded a provision for credit losses of $0.4 million for the fourth quarter 2020 compared to $1.2 million for the linked quarter and $0.3 million for the fourth quarter 2019.

The allowance for loan losses at December 31, 2020 was $18.1 million, or 1.41% of outstanding loans, and 52.4% of non-performing loans. At September 30, 2020, the allowance for loan losses was $17.8 million, or 1.39% of outstanding loans, and 305.5% of non-performing loans. At December 31, 2019, the allowance for loan losses was $12.5 million, or 1.07% of outstanding loans, and 246.1% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2020.

Deposits

Total deposits at December 31, 2020 were $1.4 billion, an increase of $56.9 million, or 4.3%, from September 30, 2020, and an increase of $197.1 million, or 16.6%, from December 31, 2019. Growth in deposits over the linked quarter was positively impacted by the funding cycle of public funds depositors.

Core deposits, defined as total deposits excluding time deposits, were $1.2 billion at December 31, 2020, an increase of $216.7 million, or 21.0%, from December 31, 2019. Growth in year-over-year deposits is indicative of the higher savings rate customers have chosen in response to pandemic conditions.

Noninterest Income

Total noninterest income for 2020 was $14.6 million, an increase of $5.7 million, or 63.9%, from 2019. The primary reason for the improvement was an increase in gain on sale of mortgage loans of $6.3 million, or 822.1%, offset by a decrease in service charge and other fees of $0.7 million, or 18.2%.

For the quarter ended December 31, 2020, total noninterest income was $4.7 million, a decrease of $0.4 million, or 7.5%, from the linked quarter, and an increase of $2.4 million, or 104.0%, from the prior year quarter. These changes were primarily due to the decrease in the gain on sale of real estate mortgages in the current quarter compared to the linked quarter, and the increase in gain on sale of real estate mortgages from the prior year quarter.

Noninterest Expense

Noninterest expense for 2020 was $44.7 million, an increase of $6.0 million, or 15.4%, from 2019. Salaries and employee benefits expense contributed $4.6 million to the current increase. The increase in noninterest expense in 2020 as compared to the prior year is primarily due to the increased costs for mortgage lender’s salaries, commissions paid, and benefits resulting from hiring additional personnel for the mortgage lending group. The mortgage lending group began its formation in late 2019, and grew significantly in terms of resources and production capacity with the addition of 25 full-time equivalent (“FTE”) personnel, resulting in 36 FTEs at December 31, 2020. The Company’s efficiency ratio was 65.8% in 2020, compared to 67.2% for the prior year.

The fourth quarter 2020 noninterest expense was $11.6 million, equal to the linked quarter, and $9.6 million for the prior year quarter. The fourth quarter efficiency ratio was 63.5% compared to 61.4%, and 64.4% for the linked quarter and prior year quarter, respectively.

Capital

The Company maintains its “well capitalized” regulatory capital position. At the end of the fourth quarter 2020, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.97%, tier 1 capital to risk-weighted assets 13.37%; tier 1 leverage 10.19% and tangible common equity to tangible assets 7.53%.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2020	2020	2019
Total interest income	$15,498	$15,958	$15,946
Total interest expense	1,942	2,116	3,355
Net interest income	13,556	13,842	12,591
Provision for loan losses	400	1,200	300
Noninterest income	4,693	5,075	2,300
Investment securities gains, net	43	12	—
Noninterest expense	11,586	11,616	9,582
Pre-tax income	6,306	6,113	5,009
Income taxes	1,123	1,153	941
Net income	$5,183	$4,960	$4,068
Earnings per share:
Basic:	$0.80	$0.77	$0.62
Diluted:	$0.80	$0.77	$0.62

	For the Years Ended
	December 31,
Statement of income information:	2020	2019
Total interest income	$62,985	$63,970
Total interest expense	9,722	15,232
Net interest income	53,263	48,738
Provision for loan losses	5,800	1,150
Noninterest income	14,649	8,937
Investment securities gains (losses), net	61	(40)
Gain on sale of branch, net	—	2,183
Noninterest expense	44,697	38,731
Pre-tax income	17,476	19,937
Income taxes	3,183	3,823
Net income	$14,293	$16,114
Earnings per share:
Basic:	$2.20	$2.47
Diluted:	$2.20	$2.47

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	December 31,	September 30,	December 31,
Key financial ratios:	2020	2020	2019
Return on average assets (YTD)	0.88%	0.76%	1.09%
Return on average common equity (YTD)	11.71%	10.15%	14.77%

	December 31,	September 30,	December 31,
	2020	2020	2019
Asset Quality Ratios
Allowance for loan losses to total loans	1.41%	1.39%	1.07%
Non-performing loans to total loans (a)	2.69%	0.45%	0.43%
Non-performing assets to loans (a)	3.64%	1.44%	1.53%
Non-performing assets to assets (a)	2.70%	1.10%	1.20%
Performing TDRs to loans (a)	0.22%	0.19%	0.22%
Allowance for loan losses to
non-performing loans (a)	52.39%	305.49%	246.09%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.48%	7.47%	7.38%
Period-end stockholders' equity to period-end assets (YTD)	7.53%	7.45%	7.71%
Total risk-based capital ratio	14.97%	15.05%	14.89%
Tier 1 risk-based capital ratio	13.37%	13.28%	13.04%
Common equity Tier 1 capital	10.00%	9.97%	9.86%
Tier 1 leverage ratio	10.19%	9.99%	10.73%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	December 31,	September 30,	December 31,
Balance sheet information:	2020	2020	2019
Total assets	$1,733,731	$1,669,770	$1,492,962
Loans held for investment	1,286,967	1,279,165	1,168,797
Allowance for loan losses	(18,113)	(17,764)	(12,477)
Loans held for sale	5,099	7,886	428
Investment securities	204,383	193,175	180,901
Deposits	1,383,606	1,326,752	1,186,521
Total stockholders’ equity	130,589	124,367	115,038

Book value per share	$20.12	$19.15	$17.63
Market price per share	$21.90	$18.94	$24.52
Net interest spread (FTE) (YTD)	3.25%	3.27%	3.20%
Net interest margin (FTE) (YTD)	3.48%	3.50%	3.51%
Net interest spread (FTE) (QTR)	3.21%	3.30%	3.33%
Net interest margin (FTE) (QTR)	3.40%	3.50%	3.63%
Efficiency ratio (YTD)	65.82%	66.67%	67.15%
Efficiency ratio (QTR)	63.49%	61.41%	64.35%

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000, except per share data

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustments to exclude the additional loan loss provision recorded in the periods presented below caused by the impact on current economic conditions due to the COVID-19 pandemic and the impact of the gain on the sale of our Branson branch that closed during the quarter ended March 31, 2019. These are non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of these items provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2020	2020	2019
Net income – GAAP	$5,183	$4,960	$4,068
Effect of ALL provision COVID-19 (a)	—	632	—
Effect of net gain on branch sale (b)	—	—	—
Net income - non-GAAP	$5,183	$5,592	$4,068
Earnings per share:
Basic – GAAP	$0.80	$0.77	$0.62
Effect of ALL provision COVID-19 (a)	—	0.10	—
Effect of net gain on branch sale (b)	—	—	—
Basic - non-GAAP	$0.80	$0.87	$0.62
Diluted – GAAP	$0.80	$0.77	$0.62
Effect of ALL provision COVID-19 (a)	—	0.10	—
Effect of net gain on branch sale (b)	—	—	—
Diluted - non-GAAP	$0.80	$0.87	$0.62

NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

$000, except per share data

	For the Years Ended
	December 31,
Statement of income information:	2020	2019
Net income - GAAP	$14,293	$16,114
Effect of ALL provision COVID-19 (a)	3,476	—
Effect of net gain on branch sale (b)	—	(1,725)
Net income - non-GAAP	$17,769	$14,389
Earnings per share:
Basic – GAAP	$2.20	$2.47
Effect of ALL provision COVID-19 (a)	0.54	—
Effect of net gain on branch sale (b)	—	(0.26)
Basic - non-GAAP	$2.74	$2.21
Diluted – GAAP	$2.20	$2.47
Effect of ALL provision COVID-19 (a)	0.54	—
Effect of net gain on branch sale (b)	—	(0.26)
Diluted - non-GAAP	$2.74	$2.21

(a)	An additional $4.4 million pre-tax ALL provision, $3.5 million after tax, was recorded during the year ended December 31, 2020 due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The gain on the sale of the Branson Branch was $2.2 million pre-tax, $1.7 million after tax, for the year ended December 31, 2019.

	December 31,	September 30,	December 31,
Key financial ratios:	2020	2020	2019
Return on average assets (YTD) – GAAP	0.88%	0.76%	1.09%
Effect of ALL provision COVID-19 (a)	0.21	0.29	—
Effect of net gain on branch sale (b)	—	—	(0.12)
Return on average assets (YTD) - non-GAAP	1.09%	1.05%	0.97%
Return on average common equity (YTD) – GAAP	11.71%	10.15%	14.77%
Effect of ALL provision COVID-19 (a)	2.84	3.87	—
Effect of net gain on branch sale (b)	—	—	(1.58)
Return on average common equity (YTD) - non-GAAP	14.55%	14.02%	13.19%

(a)	An additional $4.4 million pre-tax ALL provision, $3.5 million after tax, was recorded during the year ended December 31, 2020 due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The gain on the sale of the Branson Branch was $2.2 million pre-tax, $1.7 million after tax, for the year ended December 31, 2019.

LOAN MODIFICATIONS

(unaudited)

$000, except per share data

	Loans Modifications on Non-accrual under the CARES Act by NAICS Code as of December 31, 2020
		% of		% of		% of
		Total Remaining	Full	Total Remaining		Total Remaining
	Interest	Loan	Deferral	Loan	Extended	Loan
Industry Category	Only	Modifications	(1)	Modifications	Amortizations	Modifications	Totals
(in thousands)
Real Estate and Rental and Leasing	$—	—%	$3,120	3.6%	$—	—%	$3,120
Accommodations and Food Services	—	—	21,530	24.8	—	—	21,530
Cinemas	—	—	4,691	5.4	—	—	4,691
Health Care and Social Assistance	—	—	208	0.2	—	—	208
Total modifications	$—	—%	$29,549	34.1%	$—	—%	$29,549

	Total Remaining Loan Modifications under the CARES Act by NAICS Code as of December 31, 2020
		% of		% of		% of
		Total Remaining	Full	Total Remaining		Total Remaining
	Interest	Loan	Deferral	Loan	Extended	Loan
Industry Category	Only	Modifications	(1)	Modifications	Amortizations	Modifications	Totals
Real Estate and Rental and Leasing	$5,166	6.0%	$6,338	7.3%	$501	0.6%	$12,005
Accommodations and Food Services	19,859	22.9	32,486	37.5	4,621	5.3	56,966
Construction	144	0.2	-	—	—	—	144
Churches	263	0.3	-	—	—	—	263
Lands and lots	2,005	2.3	-	—	—	—	2,005
Cinemas	—	—	4,691	5.4	—	—	4,691
Health Care and Social Assistance	—	—	208	0.2	—	—	208
Arts, Entertainment, Recreation	10,165	11.7	-	—	—	—	10,165
Non-NAICS (Consumer)	—	0.0	232	0.3	—	—	232
Total modifications	$37,602	43.4%	$43,955	50.7%	$5,122	5.9%	$86,679

Remaining loan modifications under the CARES Act as a percent of the total loan portfolio 6.7%

Total loan modifications under the CARES Act to date $296,890

Total loan modifications under the CARES Act to date as a percent of the total loan portfolio 23.1%

(1)	Of the $44 million loan modifications on full deferral, $29.5 million, or 34.1% of total remaining loan modifications, went to nonaccrual status during the fourth quarter of 2020.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Stephen E. Guthrie,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. You can identify forward-looking statements from the use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained herein, including statements pertaining to the uncertain financial impact of COVID-19.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, many of which may be incorrect or imprecise and are beyond our ability to control or predict. There is no assurance the events or circumstances reflected in any forward-looking statements will occur. Additional information concerning factors that could cause actual results to differ materially from those reflected in any forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to any forward-looking statements attributable to us.